Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 19, 2019

Board of Directors

ERC Homebuilders 1, Inc. (f/k/a ERC Home Builders South Florida Inc.)

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 11, 2019, with respect to the restated balance sheet of ERC Homebuilders 1, Inc. (f/k/a ERC Home Builders South Florida Inc.) as of December 31, 2018 and the restated related statements of operations, stockholders’ equity/(deficit) and cash flows for the inception period from October 24, 2018 (inception) through December 31, 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado

August 19, 2019